January 31, 2011

Dear Fellow Stockholders,

I am writing to share with you the details of an important voting matter for Tortoise Capital Resources Corp. (TTO) that requires your action.

We are asking you to vote on four proposals as outlined in the enclosed proxy statement. I want to draw your attention to one proposal in particular, which will authorize TTO’s Board of Directors to withdraw TTO’s election to be regulated as a business development company (BDC) under the Investment Company Act of 1940. This action is important to the future of TTO and it needs your consent to occur.

With your approval, TTO’s investment strategy will be very similar to the one it has historically followed, targeting investments in the energy infrastructure sector. However, the withdrawal will allow TTO to expand its investment pool to include real, physical assets, as opposed to only investment securities. TTO will seek to identify and invest in energy infrastructure assets that have the potential to become real estate investment trust (REIT) qualified.

•	There are significant potential opportunities for investment in real assets in the energy infrastructure sector, but BDC constraints limit these types of direct investments; and

•	TTO is expected to have greater access to capital and flexibility in raising capital for its investment strategy.

The enclosed materials explain the proposals requiring your vote in more detail, and I encourage you to review them carefully. No matter how large or small your holdings, your vote is extremely important. So that a quorum may be reached, please submit your vote promptly to help TTO avoid the need for, and expense of, additional mailings.  Please see your enclosed proxy or voting instruction card for detailed information on how to vote your shares.

Your management team and Board of Directors unanimously recommend that you vote "FOR" the proposal.

On behalf of TTO and your fellow stockholders, I thank you for your prompt vote on this important matter.

Sincerely,

/s/ David J. Schulte
David J. Schulte
Chief Executive Officer
Tortoise Capital Resources Corp.